2 XERIS BIOPHARMA HOLDINGS, INC. STATEMENT OF COMPANY POLICY ON INSIDER TRADING AND DISCLOSURE This memorandum sets forth the policy of Xeris Biopharma Holdings, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”), which has been approved by our Board of Directors (“Board”), is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. Please contact Beth Hecht, the Company’s Chief Legal Officer, at _____, if you have any questions regarding the policy. PART I. OVERVIEW A. To Whom does this Insider Trading Policy Apply? This Insider Trading Policy is applicable to the Company’s directors, officers, employees, and designated consultants and contractors (“Insiders”). In addition, all members of the Board, all officers and designated employees, consultants and contractors also must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”). Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Trading Procedures. This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):  your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you; your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you; any of your other family members who do not reside in your household but whose transactions are directed by you; and any other individual over whose account you have control and to whose financial support you materially contribute;  all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities; Exhibit 19.1

2  all persons who execute trades on your behalf; and  all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities. You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons. This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave our Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material. B. What is Prohibited by this Insider Trading Policy? It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.” Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company. Prohibited Activities When you know or are in possession of material, nonpublic information about the Company or, as described below, other companies, whether positive or negative, you are prohibited from the following activities:  trading (whether for your account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;  trading in the securities of other companies, including the Company’s customers, suppliers, partners and other enterprises with which the Company is working (such as

3 when negotiating an acquisition, investment or other transaction that could be material to the other company);  giving trading advice of any kind about the Company; and  disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else who may trade or advise others to trade on the basis of that information (commonly known as “tipping”). This Insider Trading Policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Definition of Material, Nonpublic Information This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Chief Legal Officer. What is “Material” Information? Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:  developments regarding any programs in clinical development or subject to regulatory approval, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed clinical trials;  developments regarding the intellectual property and/or freedom to operate for any of the current programs or product candidates under development;  projections of future earnings or losses, or other earnings guidance;  financial results that have not been publicly disclosed;

4  earnings or revenue that are inconsistent with the consensus expectations of the investment community;  potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;  pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;  changes in management or the Board;  significant actual or threatened litigation or governmental investigations or major developments in such matters;  cybersecurity risks or incidents;  significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);  changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;  potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and  bankruptcies or receiverships. By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material; yet that does not mean that all product developments or contracts will be material. This demonstrates, in the Company’s view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material. The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities. What is “Nonpublic” Information? Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be

5 adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information. For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday. C. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy? Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority, investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys General, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares. The penalties for violating insider trading or tipping rules can be severe and include:  disgorgement of the profit gained or loss avoided by the trading;  payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;  payment of criminal penalties of up to $5,000,000;  payment of civil penalties of up to three times the profit made or loss avoided; and  imprisonment for up to 20 years. The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits. Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

6 D. How Do You Report a Violation of this Insider Trading Policy? If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Chief Legal Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Chief Legal Officer. PART II. TRADING PROCEDURES A. Special Trading Restrictions Applicable to Insiders In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions: 1. No Trading Except During Trading Windows. The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Chief Legal Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the twentieth (20th) day of the third month of the then-current quarter. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section 2.D below or (b) in accordance with the procedure for waivers described in Section 2.E below. If an Insider has material nonpublic information about the Company during one of these trading windows, the Insider may not trade in the Company’s securities. 2. Prohibited Transactions  No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).  No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change

7 in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.  No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.  No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge). 3. Distributions, gifts and other transfers for no consideration are gifts subject to same restrictions as all other securities trades. No Insider may give or make any other transfer of Company securities without consideration (e.g., a partnership distribution gift) during a period when the Insider is not permitted to trade. B. Pre-Clearance Procedures No Insider may trade in Company securities unless the trade has been approved by the Chief Legal Officer in accordance with the procedures set forth below. The Chief Legal Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Chief Legal Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for her own trades from the Chief Financial Officer. Procedures. No Insider may trade in Company securities until:  The Insider has notified the Chief Legal Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Chief Legal Officer at least two (2) business days prior to the intended trade date;  The Insider has certified to the Chief Legal Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;  The Insider has informed the Chief Legal Officer, using the Stock Transaction Request form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and  The Chief Legal Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

8 The Chief Legal Officer does not assume the responsibility for, and approval from the Chief Legal Officer does not protect the Insider from, the consequences of prohibited insider trading. Additional Information. Insiders shall provide to the Chief Legal Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Chief Legal Officer. Notification of Brokers of Insider Status. Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall use reasonable efforts to confirm that any trade by the Insider or any of their affiliates in the Company’s securities has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Chief Leal Officer on the day of a trade. No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Chief Legal Officer to approve any trade requested by an Insider. The Chief Legal Officer may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company securities if they are notified by the Chief Legal Officer that a proposed trade has been cleared because of the existence of a material, nonpublic development. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Chief Legal Officer may determine not to approve any transactions in the Company’s securities. The Chief Legal Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Chief Legal Officer may reject the trading request without disclosing the reason. Completion of Trades. After receiving written clearance to engage in a trade signed by the Chief Legal Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Chief Legal Officer, (ii) the Insider has otherwise received notice that the trading window has closed, or (iii) the Insider has or acquires material nonpublic information.

9 C. Post-Trade Reporting. Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Chief Legal Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to this Insider Trading Policy on the same day in which such a transaction occurs. Each report an Insider makes to the Chief Legal Officer should include the date of the transaction, quantity of shares, price and broker-dealer through with the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Chief Legal Officer if such information is received by the Chief Legal Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators. D. Exemptions Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. The Company has adopted a separate Rule 10b5- 1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to the Company securities. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:  satisfy the requirements of Rule 10b5-1, including mandatory cooling off periods;  be documented in writing;  be established during a trading window when such Insider does not possess material, nonpublic information; and  be pre-approved by the Chief Legal Officer. Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Chief Legal Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above.

10 The Chief Legal Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Chief Legal Officer. A modification must occur during a trading window and while such Insider is not aware of material, nonpublic information. Employee Benefit Plans. 1. Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. 2. Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures. 3. Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2018 Employee Stock Purchase Plan. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures. E. Waivers A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Chief Legal Officer, his or her designee or the Audit Committee of the Board, and any such waiver shall be reported to the Company’s Board.

11 F. Acknowledgment This Insider Trading Policy will be delivered to all current Insiders and to all directors, officers, designated employees and consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto must be returned within five (5) days of receipt through the electronic ContractWorks system. This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance. All directors, officers, designated employees and consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Chief Legal Officer or his or her designee. Questions regarding this Insider Trading Policy are encouraged and may be directed to the Chief Legal Officer.

12 ACKNOWLEDGMENT I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Restrictions Applicable to Insiders (the “Trading Procedures”) of Xeris Biopharma Holdings, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons” (including such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures. Date: Signature: Name: Title:

13 Pursuant to Xeris Biopharma Holdings, Inc.’s Special Trading Restrictions Applicable to Insiders (the “Trading Procedures”), I hereby notify Xeris Biopharma Holdings, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below: REQUESTER INFORMATION Insider’s Name: Ownership:  Direct  Indirect Nature of Indirect Beneficial Ownership1: (Please be sure to include the full name)  INTENT TO PURCHASE Number of shares: Intended trade date: Means of acquiring shares:  Acquisition through employee benefit plan (please specify):  Purchase through a broker on the open market:  Other (please specify):  INTENT TO SELL Number of shares: Intended trade date: Means of selling shares:  Sale through employee benefit plan (please specify):  Sale through a broker on the open market:  Other (please specify): SECTION 16 RULE 144 (Not applicable if transaction requested involves a purchase)  I am not subject to Section 16.  To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.  None of the above.  I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).  To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.  The transaction requested is being made pursuant to an effective registration statement covering such transaction.  None of the above. CERTIFICATION I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, and (2) I am not purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination. Date Insider’s Signature AUTHORIZED APPROVAL Date Signature of Chief Legal Officer (or designee) 1 Securities beneficially owned directly are those held in the reporting person’s name or in the name of a bank, broker or nominee for the account of the reporting person. The nature of indirect ownership shall be stated as specifically as possible; for example, “By Self as Trustee for X,” “By Spouse,” “By X Trust,” “By Y Corporation,” etc. Please provide the exact name of the Trust or Corporation.

14 CONFIRMATION OF TRANSACTION I hereby confirm that the transaction(s) requested above was (were) executed as follows:   Purchase of shares: Number of shares: Price per share2: Date and approximate time of purchase:   Sale of shares: Number of shares: Price per share2: Date and approximate time of sale: Insider’s Signature Date 2 Prices of securities shall be reported in U.S. dollars on a per share basis, not an aggregate basis. Therefore, disclose the number of shares purchased at each price. Amounts reported shall exclude brokerage commissions and other costs of execution.

XERIS BIOPHARMA HOLDINGS, INC. (the “Company”) Rule 10b5-1 Trading Plan Policy Adopted on November 8, 2023 (the “Effective Date”) This Rule 10b5-1 Trading Plan Policy should be read in conjunction with the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). Specifically, Part II, Section D of the Insider Trading Policy provides that transactions made pursuant to an approved Rule 10b5-1 Plan will not be subject to the trading windows, retirement plan blackout periods or pre-clearance procedures set forth in the Insider Trading Policy. Terms used in this Rule 10b5-1 Trading Plan Policy and not otherwise defined have the meanings set forth in the Insider Trading Policy. Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against allegations of insider trading. This affirmative defense is often referred to as a “safe harbor” from such allegations. The Rule 10b5-1(c) safe harbor is available to the Company’s employees, officers and directors who make trades pursuant to a trading “plan” that meets the requirements of the rule. A plan that meets the requirements of the Rule 10b5-1(c) safe harbor is referred to herein as a “Trading Plan.” Trading Plans may be used for purchases, sales, gifts or other transfers of securities. The Company allows Insiders to enter into Trading Plans, but only if those plans are pre- approved in writing by our Chief Legal Officer or their designee(s) (each, the “Compliance Officer”). The Compliance Officer is assigned the job of approving any Trading Plan as to its form. Most brokerage firms will provide a form Trading Plan that is used for all clients. All Trading Plans adopted after the Effective Date and any amendment to, modification of, or termination of a Trading Plan adopted after the Effective Date must comply with Rule 10b5-1 and must meet the following minimum conditions: 1. Trading Plan Requirements. a. Plan and Approval. Each Trading Plan proposed to be entered into by an Insider must be approved in writing by the Compliance Officer prior to its effectiveness. The Trading Plan must be in writing and signed by the Insider. The Trading Plan must include a written representation by the Insider that they are not aware of any material nonpublic information concerning the Company and that they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act. We will keep a copy of each Trading Plan in our files. b. Timing and Term of Plan. Each Trading Plan used by an Insider must be adopted (a) when the trading window for the Insider is open under our Insider Trading Policy; and (b) when the Insider does not otherwise possess material nonpublic information about the Company.

  2   c. Timing of Plan Amendment and Modification; Termination of Plans. Trading Plans may be amended or modified only (a) when the trading window for the Insider is open under our Insider Trading Policy; (b) when the Insider does not possess material nonpublic information about the Company; and (c) with the written approval of the Compliance Officer. Trading Plans may be terminated only (a) when the trading window for the Insider is open under our Insider Trading Policy; (b) when the Insider does not possess material nonpublic information about the Company; and (c) with the written approval of the Compliance Officer. d. Delayed Effectiveness of Adoption or Amendment/Modification. Each Trading Plan used by an Insider must include a “cooling off’ period prior to the first trade. For executive officers (those officers of the Company who are required by Section 16 of the Exchange Act to file reports on their transactions in the Company’s securities) and members of the Company’s board of directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until the later of (i) the 91st day after adoption, amendment or modification of the plan and (ii) the third business day following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified. With respect to the period described in clause (ii), the required cooling off period need not exceed 120 days. For Insiders who are not executive officers or directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until 31 days following the adoption, amendment or modification of the Trading Plan, as applicable. e. Relationships with Plan Broker/Administrator; No Subsequent Influence. Each Trading Plan used by an Insider must provide that the Insider may not communicate any material nonpublic information about the Company to the broker or other third party administering the plan, or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the Trading Plan in any way. f. Plan Specifications; Discretion Regarding Transactions Under the Plan. The Trading Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the plan without any control or influence by you. The Trading Plan must specify the material parameters for the transactions to be effected under the plan. For example, for a plan that will provide for the purchase or sale of stock, the plan must specify the amount of stock to be purchased or sold during specified time periods and the price at which such stock is to be purchased or sold, or the plan may specify or set an objective formula (e.g., stock price thresholds) for determining the price and amount of stock to be purchased or sold during specified time periods. The Compliance Officer may require that the specified time periods contained in your Trading Plan during which sales could occur shall not coincide with the specified time periods in similar Trading Plans adopted by other

  3   insiders (e.g., to avoid a particular part of a quarter when earnings will be released), or make other arrangements (such as sale volume limitations) to avoid a large number of sales occurring simultaneously or to comply with any required company policy regarding stock ownership. g. Only One Plan in Effect at Any Time. Unless otherwise approved by the Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, an Insider may have only one Trading Plan in effect at any time. However, an Insider may adopt a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the new Trading Plan does not become effective prior to the completion of expiration of transactions under the existing Trading Plan, in all cases consistent with Rule 10b5-1, and the new Trading Plan must comply with the cooling off period and other requirements of this Policy. In addition, an Insider may have in place an additional Trading Plan in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Insider does not control the timing of such sales. h. Limitations on Single Trade Plans. During any 12-month period, an Insider may only enter into one Trading Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Trading Plan in a single transaction; provided, however, an Insider may have in place an additional non-concurrent single-trade Trading Plan during this same 12-month period in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Insider does not control the timing of such sales. i. Suspensions. Each Trading Plan used by an Insider must provide for suspension of transactions under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or other events occur, that would prohibit transactions under such plan. j. Compliance with Rule 144. Each Trading Plan used by an Insider must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Form 144. k. Broker Obligation to Provide Notice of Trades. For executive officers and members of the board of directors of the Company, each Trading Plan must provide that the broker will provide notice of any transactions under the Trading Plan to the Insider and the Company no later than the close of business on the day of the transaction.

  4   l. Insider Obligation to Make Exchange Act Filings. Each Trading Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act (e.g., filings required by Section 16 of the Exchange Act), as a result of or in connection with transactions under such plan, are the sole obligation of such Insider and not the Company. m. Required Footnote Disclosure. Insiders must footnote all trades disclosed on Form 144 and comply with any checkbox requirement on Form 4 to indicate that the trades were made pursuant to a Trading Plan. Adopted on: November 8, 2023